Exhibit 99.3

Recent Developments

Agreement to Sell Common Stock and Warrants to Paulson

On October 13, 2009, we announced that we entered into a stock and warrant purchase agreement with Paulson & Co. Inc. on behalf of the several investment funds and accounts managed by it (“Paulson”) to sell Paulson 16.4 million shares of our common stock and warrants to purchase 5.0 million shares of our common stock for an aggregate purchase price of $77.9 million. Upon closing of the private sale of common stock, Paulson will own approximately 9.9% of our outstanding shares of common stock, including shares that Paulson previously acquired in open market transactions. The warrants will have an exercise price of $6.50 per share of common stock, subject to customary anti-dilution adjustments. Prior to June 30, 2013, the warrants will not be exercisable, except under limited circumstances. Commencing on June 30, 2013, the warrants will be exercisable for shares of our common stock at the option of the holder at any time, subject to certain exceptions. The warrants will expire on December 30, 2016. The closing of the common stock and warrant sale is subject to satisfaction of certain conditions described below and is expected to occur on the earliest closing date of this offering of debentures.

Half of the net proceeds from the issuance of the shares of common stock and warrants to Paulson will be used to repay indebtedness under our senior credit agreement. The remaining net proceeds will be used:

•	to pay the portion of the purchase price of the existing debentures that are tendered in the cash tender offer that we intend to commence (or any subsequent issuer tender offer) for such debentures that is not funded by the issuance of debentures in this offering;

•	to pay the portion of the repurchase price of the existing debentures on September 30, 2010 that we are required by the holders thereof to repurchase that is not funded by the issuance of debentures in this offering, if any;

•	to pay the portion of the redemption price of the existing debentures on October 5, 2010 that is not funded by the issuance of debentures in this offering, if any existing debentures remain outstanding at that time and we elect to redeem such existing debentures; and

•	for general corporate purposes.

The closing of the private placement of our common stock and warrants is expected to occur on the settlement date of a cash tender offer that we intend to commence for our existing debentures. See “— Intended Cash Tender

Offer for Existing Debentures” below. The obligation of Paulson to purchase the common stock and warrants is subject to satisfaction (or waiver) of various conditions to closing, including, among other things, the following:

•	the purchase agreement between the initial purchaser and us with respect to the debentures offered hereby remains in effect;

•	the simultaneous closing of the first series of debentures offered hereby and consummation of the intended tender offer for our existing debentures;

•	the NYSE has granted us an exception from the shareholder approval requirement pursuant to Section 312 of the NYSE Listed Company Manual (described below) and such exemption remains in effect on the closing date;

•	our common stock has not been delisted by the NYSE and trading of our common stock has not been suspended on the NYSE;

•	the parties have received all required governmental approvals;

•	no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the closing of the private placement of our common stock and warrants;

•	the parties have entered into the investor rights agreement described below;

•	the representations and warranties made by the parties in the stock and warrant purchase agreement are true and correct as of the closing date;

•	the parties have performed or complied in all material respects with all of their covenants and agreements;

•	Paulson has received an opinion from our counsel substantially to the effect set forth in the stock and warrant purchase agreement; and

•	our repayment obligations under our senior credit agreement have not been accelerated; there shall not have occurred and be continuing a “Default” or “Event of Default” under the senior credit agreement; and, pro forma for the transactions contemplated by the stock and warrant purchase agreement and this offering, the intended tender offer (described below) and the proposed registered offering of common stock (described below), as of September 30, 2009, we shall be in compliance with our senior credit agreement’s financial covenants.

On the closing date of the private placement of our common stock and warrants, we will enter into an investor rights agreement with Paulson, pursuant to which we will, among other things, grant to Paulson certain registration rights with respect to certain securities and certain preemptive rights, and Paulson will agree to, among other things, certain restrictions on transfer of certain securities, certain voting limitations and certain standstill provisions.

Prior to our entering into the stock and warrant purchase agreement with Paulson, our board of directors deemed Paulson an “Exempted Entity” and therefore not an “Acquiring Person” (each as defined in our Section 382 rights agreement) for purposes of our Section 382 rights agreement, with respect to the common stock and common stock issued upon exercise of the warrants Paulson will acquire pursuant to the stock and warrant purchase agreement and with respect to any common stock issued upon conversion of the debentures, if Paulson acquires any debentures in this offering or thereafter, as well with respect to the common stock Paulson owned as of the date of the stock and warrant purchase agreement. See “Description of Capital Stock—Section 382 Rights Agreement.”

The issuance of the 16.4 million shares of common stock and warrants to purchase 5.0 million shares of common stock to Paulson together with the issuance of the debentures contemplated by this offering will exceed the 20% threshold set forth in Section 312.03 of the NYSE Listed Company Manual. While the rules of the NYSE generally require stockholder approval prior to the issuance of securities in excess of the 20% threshold, the NYSE’s Shareholder Approval Policy provides an exception in cases where the delay involved in securing stockholder approval for the issuance would seriously jeopardize the financial viability of the listed company. In accordance with the NYSE rule providing that exception, the audit committee of our board of directors has expressly approved our reliance on the exception in connection with the private placement of common stock and warrants to Paulson and this offering of debentures. The NYSE has approved our reliance on the exception and, in accordance with such exception, we will not consummate the transactions until at least 10 days after the mailing of a letter to stockholders describing the transactions and our reliance on the exception.

For additional information regarding the stock and warrant purchase agreement, the investor rights agreement and warrants, please see our current report on Form 8-K filed on October 13, 2009.

Intended Cash Tender Offer for Existing Debentures

We intend to commence a cash tender offer on October 15, 2009 for any and all of the $293.0 million aggregate principal amount outstanding of our existing debentures. Unless the context requires otherwise, the term “intended tender offer” as used in this offering memorandum refers to such cash tender offer. We expect to offer holders who validly tender and do not validly withdraw their existing debentures on or prior to the expiration date of the intended tender offer (which we currently expect to be on November 12, 2009, unless terminated or extended earlier by us) an amount in cash equal to $1,000 for each $1,000 principal amount of existing debentures tendered and accepted for payment. This consideration is equal to the repurchase price holders of existing debentures would be entitled to receive on their existing debentures on September 30, 2010 if they exercise their put right on such date. In addition, holders whose existing debentures are purchased in the intended tender offer would receive accrued and unpaid interest to, but not including the consummation date of the intended tender offer.

Proposed Registered Offering of Common Stock

On October 13, 2009, we also announced that we plan to file a registration statement with the SEC relating to a proposed registered offering of our common stock that would generate not less than $200.0 million in gross proceeds to us, to the extent such offering of our common stock does not jeopardize our ability to use our existing net operating loss carry-forwards (“NOLs”). See “Risk Factors — Risks Related to the Debentures and Common Stock — Our ability to use our existing NOLs may be materially impaired by this or other transactions, in which case we would also likely breach the debt to equity covenant of our senior credit agreement.” In connection with our agreement to privately sell 16.4 million shares of common stock and warrants to purchase 5.0 million shares of common stock to Paulson, we have agreed that, to the extent such offering of our common stock does not jeopardize our ability to use our existing NOLs, we will use our reasonable best efforts to consummate the proposed registered offering no later than 120 days after the consummation of the intended cash tender offer for our existing debentures (which 120th day we currently expect to be March 13, 2010). There can be no assurance that we will be able to complete the proposed registered offering by the 120th day after the consummation of the intended cash tender offer, in such amount, or at all. We are currently required to use half of the net proceeds of any such issuance to repay indebtedness under our senior credit agreement. The remaining net proceeds would be used for general corporate purposes.

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